Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-59439)

•	Registration Statement (Form S-8 No. 333-86909)

•	Registration Statement (Form S-8 No. 333-43402)

•	Registration Statement (Form S-8 No. 333-68772)

•	Registration Statement (Form S-8 No. 333-114464)

•	Registration Statement (Form S-8 No. 333-127308)

•	Registration Statement (Form S-8 No. 333-144125)

•	Registration Statement (Form S-8 No. 333-160450)

•	Registration Statement (Form S-8 No. 333-169534)

•	Registration Statement (Form S-8 No. 333-191249)

of our report dated October 2, 2014, with respect to the consolidated financial statements of TZ US Parent, Inc. included in this Amendment No. 1 to the Current Report (Form 8-K/A) of Cognizant Technology Solutions Corporation for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Denver, Colorado
February 3, 2015